Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

McDermott Reports Third Quarter 2018 Financial and Operational Results

$3.1 billion of new awards, with a book-to-bill ratio of 1.3x and total cash availability of $1.4 billion at close of Q3 2018

Generated net income of $2 million with adjusted net income of $89 million and adjusted EBITDA of $275 million

Market recovery continues with $80.3 billion revenue opportunity pipeline for end markets

Continued progress on integration, with $319 million of annualized cost synergies actioned, targeted run rate annual savings raised to $475 million and $1.6 billion in revenue synergies booked

Identified $744 million of changes in estimates on three selected projects, with expectation of no further material changes in cost estimates

Completed strategic review of business portfolio and separately announced plan to divest storage tank business and U.S. pipe fabrication business

Enhanced readiness to book anticipated strong award flow with commitments for a $230 million increase in letter-of-credit capacity, subject to closing conditions

Strengthened balance sheet through the private placement of $300 million of redeemable preferred stock

Company to Host Conference Call and Webcast Today at 4:00 p.m., Central Time

HOUSTON – October 30, 2018 – McDermott International, Inc. (NYSE: MDR) (“McDermott”, the “Company”, “we” or “our”) today reported revenues of $2.3 billion and net income of $2 million, or $0.01 per diluted share, for the third quarter of 2018. Results reflect solid execution across the portfolio of projects, partially offset by costs of $103 million related to intangibles amortization, the Combination Profitability Initiative (“CPI”) and transaction costs associated with McDermott’s combination with CB&I (the “Combination”). Net income in the quarter was also unfavorably impacted by higher than expected tax expense. The changes in estimates on the three projects discussed below are not reflected in the determination of net income for the third quarter, as those amounts have instead been reflected in purchase accounting adjustments relating to the Combination.

Excluding the charges identified above, McDermott’s adjusted net income for the third quarter was $89 million, as detailed in an accompanying table. Adjusted diluted earnings per share were $0.20, which includes $68 million of amortization related to acquired intangible assets.

Financial Highlights Table

	Three Months Ended		Nine Months Ended
	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
	($ in millions, except per share amounts)
Revenues	$2,289	$959	$4,632	$2,267
Operating Income	129	125	242	262
Operating Margin	5.6%	13.0%	5.2%	11.6%
Net Income	2	95	84	153
Diluted EPS[1]	0.01	1.00	0.60	1.61
Total Intangibles Amortization[2]	68	—	90	—

Adjusted Operating Income[3]	232	125	482	262
Adjusted Operating Margin[3]	10.2%	13.0%	10.4%	11.6%
Adjusted Net Income[3,4]	89	95	197	153
Adjusted EPS[1,3,4]	0.20	1.00	1.28	1.61
Adjusted EBITDA[3]	275	155	586	335

Cash Provided by Operating Activities	(221)	45	214	136
Capital Expenditures	19	16	62	97
Free Cash Flow[3]	(240)	29	152	38

Working Capital[5]	(1,915)	260	(1,915)	260

Note: Results for the nine months ended September 30, 2018 include McDermott for the full period and CB&I for the period from May 11 to September 30, 2018. 2017 figures are as originally reported by McDermott and do not reflect a presentation of combined results.

[1]

Diluted EPS and adjusted EPS were calculated using weighted average diluted shares of 181 million and 95 million for the three months ended September 30, 2018 and 2017, respectively, and weighted average diluted shares of 141 million and 95 million for the nine months ended September 30, 2018 and 2017, respectively.

[2]

Total intangibles amortization includes the sum of project-related intangibles amortization, other intangibles amortization and amortization of investments in unconsolidated affiliates, all of which are associated with the intangible assets and liabilities acquired in the Combination.

[3]

Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted net income per share (“adjusted EPS”) and adjusted EBITDA reflect adjustments to Operating Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”) to add back approximately $5 million of Combination transaction costs, $31 million of costs to achieve CPI and $68 million of intangibles amortization for the third quarter of 2018. Additionally, adjustments to Net Income computed in accordance with U.S. GAAP for the nine months ended September 30, 2018 include $14 million of debt extinguishment costs and a $117 million tax benefit from the internal transfer of certain intellectual property rights. Free cash flow is equal to cash provided by operating activities less capital expenditures.

The reconciliations of adjusted operating income, adjusted operating margin, adjusted net income, adjusted EPS, adjusted EBITDA and free cash flow to the respective most comparable GAAP measures are provided in the section titled “Third Quarter 2018 Operating Results” below.

[4]

The calculations of adjusted net income and adjusted EPS reflect the tax effects of non-GAAP adjustments during the period. In jurisdictions in which we currently do not pay taxes, no tax impact is applied to Non-GAAP adjusting items.

[5]

Working capital is defined as current assets, less cash and cash equivalents, restricted cash, and project-related intangibles, minus current liabilities, less current maturities of long-term debt and project related intangible liabilities.

“Our underlying results reflect solid operating performance, accelerated progress in identifying both revenue and cost synergies and implementing a new cost culture, an improving macro environment and strong customer receptivity to our recent combination, which contributed to a robust booking quarter and a record-setting revenue opportunity pipeline of $80.3 billion,” said David Dickson, President and Chief Executive Officer of McDermott. “We have also had continued momentum with strong awards early in the fourth quarter, including the recently announced ONGC KG-DWN 98/2 award in consortium with BHGE and Larsen and Toubro. Our portion of that contract is approximately $700 million.”

“Additionally, we have completed a strategic review of our business portfolio and have determined that the tank storage business and the U.S. pipe fabrication business are not core to our vertical integration. As such, we have developed plans to seek buyers for each of the two businesses, which together had 2017 revenues of approximately $1.5 billion. We anticipate receiving proceeds in excess of $1 billion upon the sale of those assets and expect to use a majority of the proceeds to reduce debt under our term loan. We have also entered into definitive agreements with investment funds managed by the Merchant Banking

Division of The Goldman Sachs Group Inc providing for the private placement of $300 million of redeemable preferred stock, together with warrants to purchase 3.75% of our common stock, subject to customary closing conditions. In addition, we have separately received commitments for a $230 million increase in letter of credit capacity, subject to closing conditions. Proceeds from the private placement are expected to provide liquidity to fund working capital needs, and the increase in letter of credit capacity will enhance the Company’s readiness to book anticipated very strong order intake.”

Update on Estimated Costs on Selected Projects

For the third quarter of 2018, McDermott recorded $744 million of changes in estimates on three projects, including $482 million on the Cameron LNG project, $194 million on the Freeport LNG project and $68 million on the Calpine gas power project. Under the provisions of purchase accounting applicable to the Combination, these changes in estimates were reflected as a change in intangible assets, including goodwill, and, as a result, did not have a direct impact on the Company’s net income for the third quarter.

“After five months of ownership, we now believe we have a thorough and definitive understanding of the schedule and cost position on each of the projects – and clear visibility into the operational and financial path to completion,” said Dickson. “We have taken significant steps to address performance issues on the three projects. Specifically, we have installed a new executive leadership team – including our new Chief Operating Officer and the Area Senior Vice President announced with the Combination – and made improvements in reporting structures, execution plans, forecast cost-base methodology and the flow of communication with our consortium members and customers. We expect no further material changes in the cost estimates on these projects. Additionally, significant progress has been made on the remaining projects in the portfolio and we have identified no additional projects with significant remaining execution risk.”

Additional detail about the status of each project as of the end of the third quarter of 2018 is presented below.

•

Cameron LNG Project – the changes in estimates followed a detailed reassessment of the schedule and cost base. The analysis included a comprehensive review of the work to go, including work for which we may not be compensated – such as rework – and a reduction in productivity estimates. The reassessed schedule and estimates reflect regional limitations on labor availability and quality, the elimination of an incentive opportunity and the addition of liquidated damages associated with the completion schedule. Operationally, the project continues to progress well, with commencement of commissioning expected in the fourth quarter and first LNG expected in the first quarter of 2019. As of the end of the third quarter of 2018, the project was 83% complete and had approximately $557 million of McDermott’s portion of expected revenues to go until expected completion. During the quarter, the Cameron LNG project contributed $191 million to revenues and ($34) million to cash flows from operations. Phase 1 of the Cameron project is scheduled for completion in Q2 2019; Trains 2 and 3 are expected to be completed in Q4 2019 and Q1 2020, respectively.

•

Freeport LNG Project – the changes in estimates followed a detailed reassessment of the schedule and cost base and a reduction in forecasted labor productivity resulting from regional limitations on labor availability and quality. The change in estimates was also impacted by the Company’s decision, reached in conjunction with ongoing customer discussions, to include liquidated damages associated with the pre-Hurricane Harvey schedule. The updated forecast is based on rigorous reassessments and views by project teams and site management, including the area supervisor’s assessment of work to go. At the end of the third quarter of 2018, the project was approximately 82% complete and had approximately $622 million of McDermott’s portion of expected revenues to go until completion. During the quarter, the Freeport LNG project contributed $220 million to revenues and ($115) million to cash flows from operations. Trains 1, 2 and 3 are expected to be completed in Q3 2019, Q1 2020 and Q2 2020, respectively.

•

Calpine Gas Turbine Power Project – the changes in estimates resulted from our decision to decrease the productivity factor on the future work by 20%. The major driver of increased costs on Calpine has been labor productivity involving both direct-hire and sub-contract employees. The newly assumed productivity factor also considered lessons learned on the closeout experience on the recently completed IPL project and we believe is realistic and achievable. First fire is anticipated during the fourth quarter of 2018. During the quarter, the Calpine Gas Turbine Power project contributed $29 million to revenues and ($14) million to cash flows from operations. As of the end of the third quarter of 2018, the project was 91% complete and had approximately $27 million of expected revenues to go until expected completion in Q1 2019.

Third Quarter 2018 Operating Results

McDermott reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile certain Non-GAAP financial measures used in this press release to comparable GAAP financial measures. Additional reconciliations are provided in the accompanying tables.

	Three Months Ended		Nine Months Ended
	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017
	($ in millions, except share and per share amounts)
GAAP Net Income Attributable to MDR	$2	$95	$84	$153

Less: Adjustments
Transaction costs[1]	5	—	45	—
Costs to achieve CPI[2]	31	—	106	—
Intangibles amortization[3]	68	—	90	—
Debt extinguishment costs[4]	—	—	14	—
Tax benefit on intercompany transfer of IP5	—	—	(117)	—

Total Non-GAAP Adjustments	103	—	138	—
Tax Effect of Non-GAAP Changes[6]	(17)	—	(25)	—

Total Non-GAAP Adjustments (After Tax)	87	—	113	—

Non-GAAP Adjusted Net Income Attributable to McDermott	$89	$95	$197	$153

GAAP Operating Income	$129	$125	$242	$262
Non-GAAP Adjustments[7]	103	—	240	—

Non-GAAP Adjusted Operating Income	$232	$125	$482	$262

Non-GAAP Adjusted Operating Margin	10.2%	13.0%	10.4%	11.6%

GAAP Diluted EPS	$0.01	$1.00	$0.60	$1.61
Non-GAAP Adjustments[8]	0.19	—	0.68	—

Non-GAAP Adjusted EPS	$0.20	$1.00	$1.28	$1.61

Shares used in computation of income per share:
Basic	180	95	140	90
Diluted	181	95	141	95

Net Income Attributable to MDR	$2	$95	$84	$153
Depreciation & Amortization	107	28	187	78
Interest Expense, Net	86	12	169	51
Provision for Income Taxes	44	19	(19)	53

EBITDA[9]	239	155	421	335
Non-GAAP Adjustments	36	—	165	—

Adjusted EBITDA[9]	$275	$155	$586	$335

Cash flows from operating activities	$(221)	$45	$214	$136
Capital expenditures	19	16	62	97

Free cash flow	$(240)	$29	$152	$38

GAAP Revenues	$2,289	$959	$4,632	$2,267

Note: All amounts have been rounded to the nearest million, except per share amounts. Totals may not foot as a result of rounding.

[1]	We recognized $5 million and $45 million of transaction costs associated with the Combination during the three and nine months ended September 30, 2018, respectively.
[2]	Costs to achieve CPI include integration and restructuring costs. We incurred $31 million and $106 million of costs from CPI during the three and nine months ended September 30, 2018, respectively.

[3]

Intangibles amortization includes the amortization of all acquired intangibles from the Combination, including project-related intangibles, other intangible assets (including process technologies, trade names, trademarks, and customer relationships, and amortization of intangibles associated with investments in unconsolidated affiliates.

[4]

As part of the financing for the Combination and the establishment of our new capital structure during Q2 2018, we recognized expense associated with the prepayment of our prior credit facility and senior notes of $14 million, which included a make-whole premium and the accelerated write-off of debt issuance costs.

[5]	During Q2 2018, we realized a tax benefit of $117 million resulting from the internal transfer of certain intellectual property (IP) rights.
[6]	The adjustments to GAAP Net Income have been income tax effected when included in net income based upon the respective tax jurisdiction the adjustments were incurred in.
[7]

Includes the non-GAAP adjustments described in footnotes 1, 2 and 3 above. Adjustments to operating income exclude the debt extinguishment costs and tax benefit from the intercompany transfer of IP, as those items are not included in the computation of operating income.

[8]	Adjusted EPS includes the intangibles amortization, net of tax, described in footnote 3 above.
[9]

We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes. We define adjusted EBITDA as EBITDA less the Combination transaction costs, costs to achieve CPI and debt extinguishment costs detailed in the immediately preceding pages. We have included EBITDA and adjusted EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. In addition, our presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider EBITDA or adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

McDermott’s net income of $2 million for the third quarter of 2018 was attributable to solid execution across the portfolio of projects, largely offset by $103 million of costs related to intangibles amortization, CPI and transaction costs associated with the Combination. Net income in the quarter was also unfavorably impacted by higher than expected tax expense.

McDermott’s revenues of $2.3 billion were driven by the execution of downstream projects in North, Central and South America (NCSA) and offshore projects in the Middle East and North Africa (MENA).

McDermott’s operating income and operating income margin for the third quarter of 2018 were $129 million and 5.6%. Adjusted operating income for the third quarter of 2018 was $232 million and reflected the same primary factors that drove revenue performance in the quarter. The adjusted operating income margin was 10.2%, aided by strong performance in the MENA and Technology segments.

Cash and Liquidity

McDermott’s cash from operating activities during the third quarter of 2018 was $(221) million due largely to the continued funding of increased costs on the Cameron, Freeport and Calpine projects. Total cash availability was $1.4 billion at the end of the period, composed of $580 million of unrestricted cash and $858 million available under the revolver. Additionally, McDermott had $1.1 billion of availability under its principal letter of credit facility, uncommitted bilateral credit facilities, surety lines and cash secured letter of credit facility. The Company was in compliance with all financial covenants as of the end of the third quarter of 2018.

The proceeds from the private placement transaction with investment funds managed by the Merchant Banking Division of The Goldman Sachs Group Inc. (“Goldman Sachs MBD”) referred to above are expected to be used for general corporate purposes, including working capital requirements and, specifically, the increased cash requirements for the Cameron, Freeport and Calpine projects. Dividends will accrue on the preferred stock at a rate of 12.0% per annum. McDermott will have the option to pay dividends in kind (through the issuance of additional shares of the preferred stock) in the first three years following issuance, except that the applicable dividend rate for this purpose is 13%. McDermott may redeem the preferred stock at any time for an amount per share equal to the liquidation preference plus all accrued and unpaid dividends. The warrants will be exercisable at $0.01 per share basis and have a term of ten years from the closing. The closing of the private placement is currently scheduled for November 29, 2018 with Barclays Capital Inc. acting as the lead placement agent. Goldman Sachs Investment Banking acted as advisor to The Merchant Banking Division of The Goldman Sachs Group Inc.

Integration and Combination Profitability Initiative (CPI)

Post-Combination integration continues to progress well and is focused on five elements: culture, work process, revenue synergies, IT systems and CPI. A Cultural Integration Team facilitated six cultural integration summits around the globe to lead the effort in creating a new, common McDermott culture. Input from the summits was used to develop and roll-out a new, unified purpose and set of values. As discussed last quarter, we have adjusted our operating model to account for our new, broader portfolio and footprint and implemented the One McDermott Way across the current project portfolio and prospective project bids, driving value for customers and shareholders. We have also begun to realize the benefits of the Combination through revenue synergies, booking over $1.6 billion in new project awards that we believe neither legacy company would have won independently. Progress on streamlined IT systems is progressing well, as the Company has now completed the global Enterprise Systems Blueprint and initiated the Global ERP System Design Phase.

McDermott increased its CPI annual run rate savings target to $475 million, up from the previous target of $350 million. McDermott’s operating results for the three months ended September 30, 2018 include approximately $40 million of such savings. As of September 30, 2018, McDermott had taken actions expected to result in $319 million of annualized run rate savings. The $475 million annualized run rate is expected to be fully actioned by the end of 2019. Anticipated costs to achieve CPI savings have been reduced to $190 million as a result of a recent accounting pronouncement that provides for the capitalization of certain cloud computing software implementation costs to the balance sheet. Costs of $31 million were recognized in the third quarter of 2018 and were $106 million cumulatively. Additionally, McDermott had a one-time benefit of $52 million resulting from the sale of the former CB&I administrative headquarters.

Reporting Segment Update

McDermott’s segment reporting is presented as North, Central and South America, or NCSA; Europe, Africa, Russia and Caspian, or EARC; Middle East and North Africa, or MENA; Asia Pacific, or APAC; and Technology, or TECH. The Company also reports results for Corporate. Segment and Corporate results are summarized below.

Segment Financial Highlights

	Three Months Ended Sep 30, 2018
	Segment Operating Results
	NCSA		EARC		MENA		APAC		TECH		Corporate	Total
New Orders	$2,297		$329		$7		$134		$285		$—	$3,052
Backlog[1]	6,519		1,502		2,164		713		614		—	11,512
Revenue	1,516		77		473		75		148		—	2,289
Book-to-Bill	1.5	x	4.3	x	0.0	x	1.8	x	1.9	x	—	1.3	x
Operating Income	97		(13)		89		9		20		(73)	129
Operating Margin	6.4%		-16.9%		18.8%		12.0%		13.5%		—	5.6%
Intangibles Amortization	12		5		7		0		43		—	68

Adjusted Operating Income[2]	109		(8)		96		9		63		(37)	232
Adjusted Operating Margin[2]	7.2%		-10.1%		20.3%		12.4%		42.8%		—	10.2%
Capex	2		—		2		4		—		11	19

Product Offering Financial Highlights

	Three Months Ended Sep 30, 2018
	Offshore & Subsea	LNG	Downstream	Power	Total
	(In millions)
New Orders	$336	$8	$2,093	$614	$3,052
Backlog	2,886	1,578	5,417	1,631	11,512
Revenue	548	553	860	328	2,289

Note: All amounts have been rounded to the nearest million. Totals may not foot as a result of rounding.

[1]	Our backlog is equal to our Remaining Performance Obligations (RPOs) as determined in accordance with U.S. GAAP.
[2]

Adjusted Operating Income and Margin, by segment, are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Segment Non-GAAP Financial Measures to GAAP Financial Measures.”

North, Central and South America (NCSA)

Revenues of $1,516 million in NCSA were primarily driven by the Cameron LNG, Freeport LNG, LACC and Total Ethane Cracker projects. Additional contributors were the Shintech, Abkatun A-2 and the Entergy power projects. Operating income was $97 million, with an operating income margin of 6.4% during the quarter. Excluding the impact of intangibles amortization, adjusted operating income for the third quarter of 2018 was $109 million, representing an adjusted operating income margin of 7.2%.

Key operational achievements in the quarter included successful completion of the first offshore campaign on Angelin, onshore commissioning activities on Abkatun A-2 in preparation for sail away of the deck during the fourth quarter and good progress on handover of sub-systems to the customer on the LACC and Shintech projects. Cameron LNG is progressing with commencement of commissioning on Phase 1 expected in the fourth quarter and first LNG expected in the first quarter of 2019. On the Freeport LNG project, pipe installation and testing activities on Train 1 are substantially complete, with Train 2 progressing as expected and prefabrication of pipe for Train 3 completed and delivered to the site.

Europe, Africa, Russia and Caspian (EARC)

Revenues of $77 million in EARC were primarily driven by continuing activities on two downstream projects in Russia and offshore activity on the Total Tyra project. Operating loss of $13 million and operating loss margin of 16.9% were impacted by fixed costs. Excluding the impact of intangibles amortization, adjusted operating loss for the third quarter of 2018 was $8 million, representing an adjusted operating loss margin of 10.1%.

The Total Tyra project continued to progress on schedule with procurement activities taking place in the quarter and the commencement of fabrication early in the fourth quarter. The full EPC scope of the Lukoil DCU project in Russia was awarded late in the quarter. A FEED for the GALP Reformer project is currently being executed, with preparation for value engineering taking place.

Middle East and North Africa (MENA)

Revenues of $473 million in MENA were primarily driven by high levels of fabrication and marine activity for offshore projects in the segment. Key contributors were the Saudi Aramco projects Safaniya Phase 5, Safaniya Phase 6, LTA II and 13 Jackets, as well as the ADNOC Crude Flexibility project. Operating income was $89 million, with an operating income margin of 18.8%. Excluding the impact of intangibles amortization, adjusted operating income for the third quarter of 2018 was $96 million, representing an adjusted operating income margin of 20.3%.

During the third quarter, Saudi Aramco Safaniya Phase 5 progressed according to schedule, with all of the platforms, pipelines, umbilicals and cables successfully installed and hook-up only remaining on one platform. Fabrication on Safaniya Phase 6 is proceeding according to schedule, with preparations underway for the offshore dredging scope. Seven of the 13 jackets on the Saudi Aramco 13 Jackets project have been installed and installation of the remaining six is scheduled for early in the fourth quarter. Fabrication on the Bul Hanine project is underway and progressing according to schedule. The Sasref project is progressing according to schedule, with preparation for the turnaround scope in early 2019. Work has commenced on the Belbazem Re-Select FEED for ADNOC in McDermott’s Jebel Ali engineering center.

Asia Pacific (APAC)

Revenues of $75 million in APAC were driven by closeout activities on the Woodside Greater Western Flank II project, procurement and engineering progress on the Reliance KG-D6 project and activities on a storage tank project in the Philippines. Operating income of $9 million and margin of 12.0% were primarily attributable to close-out improvements on the completion of the pipelay and offshore construction campaign on the Greater Western Flank Phase II project in Australia and various other projects.

The Woodside Greater Western Flank II project was fully closed out during the quarter, with the receipt of the offshore completion certificate. The Posco Daewoo Shwe project is progressing on track, with completion of the initial set-up phase. The Reliance KG-D6 project continued with preparations for the R Cluster first offshore campaign commencing in the fourth quarter, as well as the award of the S cluster scope located in the same field. In the Philippines, JG Summit, a storage tank project, is progressing well, representing re-entry into the Philippine market. The approximately $700 million contract for ONGC KG-DWN 98/2 in India was also awarded to McDermott in consortium with BHGE and Larsen and Toubro early in the fourth quarter.

Technology (TECH)

Revenues of $148 million and operating income of $20 million in the Technology segment for the third quarter of 2018 were primarily driven by licensing and proprietary supply in the petrochemical and refining markets. Approximately half of the revenue was attributable to proprietary supply, including catalysts. Operating income was positively impacted by strong execution progress, earned fees and process performance. Excluding the impact of intangibles amortization, adjusted operating income for the third quarter of 2018 was $63 million, representing an adjusted operating income margin of 42.8%.

Highlights from the quarter include continued progress in working with McDermott’s onshore business to develop a 2,000 KTA standard ethylene plant design to position the Company for the next wave of U.S. ethane crackers. Additionally, the business is enhancing its sales presence in the Middle East to more effectively address large upcoming investments in petrochemicals in the region. The TECH awards announced in the third quarter provide McDermott opportunity for the sale of additional products and services.

Corporate

Corporate includes certain corporate and other non-operating activities, including the expense of certain unallocated operating costs. Corporate expense in the third quarter of 2018 was $73 million, mainly attributable to selling, general, administrative and other expenses of $22 million, unallocated direct operating expenses of $20 million and $31 million of costs to achieve CPI. Unallocated direct operating expenses were primarily driven by lower than standard utilization of certain marine assets.

Revenue Pipeline

McDermott’s revenue opportunity pipeline consists of Backlog, Bids & Change Orders Outstanding and Target Projects, which are those projects McDermott expects to be awarded in the market in the next five quarters. McDermott defines Backlog as Remaining Performance Obligations (RPOs) as determined in accordance with GAAP.

Revenue Pipeline 5 Quarter Look Ahead

	As of
	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017
	($ in billions)
Backlog	$11.5	$10.2	$3.4	$3.9	$2.4
Bids & Change Orders Outstanding[1]	20.7	19.0	7.5	4.4	5.4
Targets[2]	48.1	49.3	14.1	16.2	12.6

Total	80.3	78.5	25.0	24.5	20.4

Revenue Pipeline by Segment

	As of Sep 30, 2018
	NCSA	EARC	MENA	APAC	TECH	Total
	($ in billions)
Backlog	$6.5	$1.5	$2.2	$0.7	$0.6	$11.5
Bids & Change Orders Outstanding[1]	8.7	4.4	3.7	3.5	0.5	20.7
Targets[2]	23.2	5.3	14.1	3.8	1.8	48.1

Total	38.3	11.2	19.9	8.0	2.8	80.3

Note: All amounts have been rounded to the nearest tenth of a billion. Totals may not foot as a result of rounding.

[1]

There is no assurance that bids outstanding will be awarded to McDermott or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.

[2]

Target projects are those that McDermott has identified as anticipated to be awarded by customers or prospective customers in the next five quarters through competitive bidding processes and capable of being performed by McDermott. There is no assurance that target projects will be awarded to McDermott or at all.

At the end of the third quarter of 2018, McDermott’s revenue opportunity pipeline was $80.3 billion, primarily driven by NCSA and MENA. The revenue pipeline is comprised of backlog of $11.5 billion, bids and change orders outstanding of $20.7 billion and target projects of $48.1 billion. We continue to see market recovery in the offshore/subsea, downstream and LNG markets as reflected by our strong revenue opportunity pipeline, increased backlog and increased bids outstanding.

Guidance and Preliminary Outlook

McDermott is updating its guidance for the second half of 2018. Guidance is based on the Company’s existing portfolio and capital structure as of September 30, 2018. We continue to see solid revenues and adjusted EBITDA for the second half of 2018 reflecting the continued strong, growing revenue opportunity pipeline. Guidance for cash flow and related metrics has been adjusted to reflect the anticipated incremental cash usage due to the changes in estimates on the legacy focus projects.

Second Half 2018 Guidance

Second Half 2018 Guidance
($ in millions, except per share amounts or as indicated)
Revenues	$4.8B - 5.1B
Operating Income	$200 - 230
Operating Margin	4.2 - 4.5%
Net Interest Expense[1]	~$170
Income Tax Expense	~$65
Net Income	$(10) - (20)
Diluted Net Income, Per Share	$(0.06) - (0.11)
Diluted Share Count	~180
EBITDA[2]	$375 - 415

Adjustments
Transaction Costs[3]	~$5
Costs to Achieve CPI[4]	~$75
Intangibles Amortization[5]	~$130

Adjusted Earnings Metrics
Adjusted Operating Income[2]	$405 - 435
Adjusted Operating Margin[2]	8.0% - 8.5%
Adjusted Net Income[2]	$150 - 160
Adjusted EPS[2]	$0.31 - 0.36
Adjusted EBITDA[2]	$450 - 490

Cash Flow & Other Metrics
Cash from Operating Activities	$(520) - (540)
Capex	~$60
Free Cash Flow[2]	$(580) - (600)
Cash Interest / DIC Amortization Interest	~$150 / ~$20
Cash Taxes	~$95
Corporate and Other Operating Income[6]	$(200) - (225)
Cash, Restricted Cash and Cash Equivalents	$450 - 500
Gross Debt[7]	~$3.6B
Net Working Capital	~$(1.5B)

[1]	Net interest expense is gross interest expense less capitalized interest and interest income.
[2]

The calculations of EBITDA, adjusted operating income, adjusted operating margin, adjusted net income, adjusted EPS, adjusted EBITDA and free cash flow, which are non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to Forecast GAAP Financial Measures.”

[3]	Transaction costs primarily represent success fees incurred after the Combination. No tax impact is forecasted for these costs.
[4]	Costs to achieve CPI include restructuring and integration costs. The forecasted tax impact of these costs is approximately $5 million.
[5]	Intangibles amortization represents the amortization of project-related and other intangibles. The forecasted tax impact of the amortization is approximately $30 million.
[6]

Corporate and Other represents the operating income (loss) from corporate and non-operating activities, including corporate expenses, certain centrally managed initiatives, impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reporting segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

[7]	Ending gross debt excludes debt issuance costs and capital lease obligations.

Conference Call

McDermott has scheduled a conference call and webcast related to its third quarter 2018 results at 4:00 p.m., U.S. Central time, today. Shareholders and other interested parties are invited to listen to the call by visiting www.mcdermott-investors.com or by calling 1-706-634-2259 (Conference ID: 9073394). A presentation of supplemental financial information will be available on McDermott’s Investor Relations site at that time. A replay of the webcast will be available on the Company’s website for seven days after the call.

About the Company

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally-integrated resources include approximately 40,000 employees and engineers, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

About Goldman Sachs Merchant Banking Division

Founded in 1869, The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm. Goldman Sachs Merchant Banking Division is the primary center for the firm’s long-term principal investing activity. With nine offices across seven countries, Goldman Sachs MBD is one of the leading private capital investors in the world with equity and credit investments across corporate, real estate, and infrastructure strategies. Since 1986, the group has invested approximately $190 billion of levered capital across a number of geographies, industries and transaction types.

Non-GAAP Measures

This communication includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations. The forecast non-GAAP measures we have presented in this communication include forecast EBITDA, adjusted operating income, adjusted operating income margin, adjusted net income, adjusted EPS, free cash flow and adjusted EBITDA. We believe these forward-looking financial measures are within reasonable measure.

Non-GAAP measures include EBITDA, adjusted EPS, adjusted net income, adjusted operating income, adjusted operating income margin, free cash flow and adjusted EBITDA, in each case excluding the impacts of certain identified items. The excluded items represent items that our management does not consider to be representative of our normal operations. We believe that these measures are useful measures for investors to review, because they provide a consistent measure of the underlying financial results of our ongoing business and, in our management’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses each of these measures as measures of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

We define free cash flow as cash flows from operations less capital expenditures. We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance stockholder value, such as making acquisitions or other investments. Our management uses free cash flow for that reason. We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes. We define adjusted EBITDA as EBITDA adjusted to exclude the impacts of certain identified items. We have included EBITDA and adjusted EBITDA disclosures in this communication because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. Our presentations of free cash flow, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider free cash flow, EBITDA and adjusted EBITDA in isolation from, or as substitutes for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables included in this communication.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott. These forward-looking statements include, among other things, statements about 2018 guidance, project milestones and percentage of completion and expected timetables, expectation of no further material changes in cost estimates on identified projects, cost recoveries on projects, expected results from the application of the One McDermott Way to legacy CB&I projects, increased opportunities in the market, backlog, bids and change orders outstanding, target projects and revenue opportunity pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the contemplated sale of the U.S. pipe fabrication and tank storage businesses and the anticipated timing and use of proceeds from those transactions, targeted savings from cost synergies and the other expected impacts of CPI, including anticipated CPI implementation costs, the schedule for the closing of the private placement and the expected use of proceeds from that transaction, the Company’s potential and our beliefs with respect to the combination with CB&I. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the possibility that the expected CPI savings from the recently completed combination will not be realized, or will not be realized within the expected time period; difficulties related to the integration of McDermott and CB&I; disruption from the combination making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention to integration matters; adverse changes in the markets in which McDermott operates or credit markets; the inability of McDermott to execute on contracts in backlog successfully; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by customers and other business counterparties of McDermott; changes in industry norms; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s annual and quarterly filings with the U.S. Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K for the year ended December 31, 2017 and subsequent quarterly reports on Form 10-Q. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contact:

Investors & Financial Media

Scott Lamb

Vice President, Investor Relations

832.513.1068

scott.lamb@mcdermott.com

Global Media Relations

Gentry Brann

Global Vice President, Communications

+1 281 870 5269

Gentry.Brann@McDermott.com

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in millions, except per share amounts)
Revenues	$2,289	$959	$4,632	$2,267

Costs and Expenses:
Cost of operations	1,986	774	3,948	1,853
Project related intangibles amortization	30	—	42	—

Total cost of operations	2,016	774	3,990	1,853
Research and development expenses	8	2	13	3
Selling, general and administrative expenses	64	55	188	142
Other intangibles amortization	25	—	35	—
Transaction costs	5	—	45	—
Restructuring and integration costs	31	—	106	—
Other operating expenses (income), net	1	—	2	(2)

Total expenses	2,150	831	4,379	1,996
Income (loss) from investments in unconsolidated affiliates	3	(3)	2	(9)
Investment in unconsolidated affiliates-related amortization	(13)	—	(13)	—

Operating income	129	125	242	262

Other expense:
Interest expense, net	(86)	(12)	(169)	(51)
Other non-operating income (expense), net	1	—	(13)	(2)

Total other expense, net	(85)	(12)	(182)	(53)
Income before provision for income taxes	44	113	60	209
Income tax expense (benefit)	44	19	(19)	53
Non-operating loss from investments in unconsolidated affiliates	—	—	—	(2)

Net income	—	94	79	154
Less: Net (loss) income attributable to noncontrolling interests	(2)	(1)	(5)	1

Net income attributable to McDermott	$2	$95	$84	$153

Net income per share attributable to McDermott
Basic	$0.01	$1.00	$0.60	$1.70
Diluted	$0.01	$1.00	$0.60	$1.61

Shares used in the computation of net income per share:
Basic	180	95	140	90
Diluted	181	95	141	95

McDERMOTT INTERNATIONAL, INC.

EARNINGS PER SHARE COMPUTATION

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2018	2017	2018	2017
	($ in thousands, except share and per share amounts)
Net income attributable to McDermott International, Inc.	$2	$95	$84	$153
Weighted average common shares (basic)	180	95	140	90
Effect of dilutive securities:
Tangible equity units	—	—	—	4
Stock options, restricted stock and restricted stock units	1	—	1	1

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	181	95	141	95

Net income attributable to McDermott International, Inc.
Basic:	$0.01	$1.00	$0.60	$1.70
Diluted:	$0.01	$1.00	$0.60	$1.61

SUPPLEMENTARY DATA

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2018	2017	2018	2017
	($ in millions)
Depreciation & amortization	$107	$28	$187	$78
Capital expenditures	19	16	62	97
Backlog	11,512	2,428	11,512	2,428

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	($ in millions, except per share amounts)
Assets	(Unaudited )
Current assets:
Cash and cash equivalents ($158 and $0 related to variable interest entities (“VIEs”))	$580	$390
Restricted cash and cash equivalents	325	18
Accounts receivable – trade, net ($28 and $0 related to VIEs)	1,093	328
Accounts receivable – other ($59 and $0 related to VIEs)	252	42
Contracts in progress ($63 and $0 related to VIEs)	723	621
Project related intangible assets, net	176	—
Inventory	58	—
Other current assets ($26 and $0 related to VIEs)	145	36

Total current assets	3,352	1,435

Property, plant and equipment, net	2,106	1,666
Accounts receivable – long-term retainages	71	39
Investments in unconsolidated affiliates	444	8
Goodwill	4,708	—
Other intangibles, net	1,006	—
Deferred income taxes	181	18
Other non-current assets	188	57

Total assets	$12,056	$3,223

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$35	$24
Current portion of long-term lease obligations	7	—
Accounts payable ($328 and $0 related to VIEs)	874	279
Advance billings on contracts ($476 and $0 related to VIEs)	1,733	32
Project related intangible liabilities, net	76	—
Accrued liabilities ($110 and $0 related to VIEs)	1,579	372

Total current liabilities	4,304	707
Long-term debt	3,397	512
Long-term lease obligations	68	1
Deferred income taxes	77	28
Other non-current liabilities	614	186

Total liabilities	8,460	1,434

Commitments and contingencies
Stockholders’ equity:
Common stock, par value $1.00 per share, authorized 255 shares; issued 183 and 98 shares, respectively	183	98
Capital in excess of par value	3,488	1,858
Retained earnings/ (accumulated deficit)	56	(48)
Accumulated other comprehensive loss	(84)	(51)
Treasury stock, at cost: 3 and 3 shares, respectively	(96)	(96)

Total McDermott Stockholders’ Equity	3,547	1,761
Noncontrolling interest	49	28

Total stockholders’ equity	3,596	1,789

Total liabilities and stockholders’ equity	$12,056	$3,223

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
	($ in millions)
Cash flows from operating activities:
Net income	$79	$154
Non-cash items included in net income:
Depreciation and amortization	187	78
Debt issuance cost amortization	27	—
Stock-based compensation charges	36	20
Deferred taxes	(86)	10
Other non-cash items	2	8
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	130	120
Contracts in progress, net of Advance billings on contracts	(318)	(673)
Inventory	4	—
Accounts payable	123	339
Other current and non-current assets	(52)	(29)
Investments in unconsolidated affiliates	(2)	11
Other current and non-current liabilities	84	98

Total cash provided by operating activities	214	136

Cash flows from investing activities:
CB&I combination consideration, net of cash acquired of $498	(2,374)	—
Purchases of property, plant and equipment	(62)	(97)
Advances related to proportionately consolidated consortiums	(155)	—
Proceeds from asset dispositions	55	55
Investments in unconsolidated affiliates	(14)	(3)

Total cash used in investing activities	(2,550)	(45)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,560	—
Repayment of debt and capital lease obligations	(531)	(231)
Advances related to equity method joint ventures and proportionately consolidated consortiums	67	—
Debt and letter of credit issuance costs	(209)	(20)
Debt extinguishment costs	(10)	—
Acquisition of NCI	—	(11)
Repurchase of common stock	(14)	(7)

Total cash provided by (used in) financing activities	2,863	(269)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(30)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	497	(178)
Cash, cash equivalents and restricted cash at beginning of period	408	612

Cash, cash equivalents and restricted cash at end of period	$905	$434

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF SEGMENT NON-GAAP TO GAAP FINANCIAL MEASURES

	Three Months Ended Sep 30, 2018
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
Revenues	$1,516	$77	$473	$75	$148	$—	$2,289
GAAP Operating Income (Loss)	97	(13)	89	9	20	(73)	129
GAAP Operating Margin	6.4%	-16.9%	18.8%	12.0%	13.5%	—	5.6%

Adjustments
Transaction Costs[1]	—	—	—	—	—	5	5
Costs to Achieve CPI[2]	—	—	—	—	—	31	31
Intangibles Amortization[3]	12	5	7	0	43	—	68

Total Non-GAAP Adjustments	12	5	7	0	43	36	103

Non-GAAP Operating Income (Loss)	$109	$(8)	$96	$9	$63	$(37)	$232

Non-GAAP Adjusted Operating Margin	7.2%	-10.1%	20.3%	12.4%	42.8%	—	10.2%

[1]	We recognized $5 million of transaction costs associated with the Combination during the third quarter of 2018.
[2]	Costs to achieve our Combination Profitability Initiatives (CPI) include integration and restructuring costs. We incurred $31 million of costs from CPI in the third quarter of 2018.
[3]

Intangibles amortization includes the amortization of all acquired intangibles from the Combination, including project-related intangibles, other intangible assets (process technologies, trade names, trade markets and customer relationships) and amortization of investments in unconsolidated affiliates.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Second Half 2018 Guidance
($ in millions)
Revenues	$4.8B - 5.1B
Operating Income	$200 - 230
Operating Margin	4.2 - 4.5%
Transaction Costs	~5
Costs to Achieve CPI	~75
Intangibles Amortization	~125
Total Adjustments	~205

Adjusted Operating Income	$405 - 435

Adjusted Operating Margin	8.0% - 8.5%
Net Income	$(10) - (20)
Total Adjustments	~205
Tax Impact of Adjustments	~(35)

Adjusted Net Income	$150 - 160

Less: Intangibles Amortization	~(125)
Plus: Tax Impact of Intangibles Amortization	~30

Subtotal	$55 - 65

Diluted Share Count	~180

Adjusted EPS	$0.31 - 0.36

Cash Flows from Operating Activities	$(520) - (540)
Capital Expenditures	~60

Free Cash Flow	$(580) - (600)

GAAP Net Income (Loss) Attributable to McDermott	$(10) - (20)
Add:
Depreciation and amortization	160 - 190
Interest expense, net	~170
Provision for taxes	~65

EBITDA	$375 - 415

Costs to Achieve CPI	~75

Adjusted EBITDA	$450 - 490